AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this statement on Schedule 13D dated November 7, 2011 relating to the Common Stock of Synageva BioPharma Corp. is being filed with the Securities and Exchange Commission on behalf of each of them.

November 7, 2011

       /s/ Andrew H. Tisch
Andrew H. Tisch

       /s/ Daniel R. Tisch
Daniel R. Tisch

       /s/ James S. Tisch
James S. Tisch

       /s/ Thomas J. Tisch
Thomas J. Tisch

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